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                 U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549




                               FORM 8-K


                            CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934


                  Date of Report November 21, 2005
                 (Date of earliest event reported)


                         EACO CORPORATION
       (Exact name of registrant as specified in its charter)


                               Florida
             (State or other jurisdiction of incorporation)

         0-14311                           59-2597349
 (Commission File Number)      (IRS Employer Identification No.)


     2113 Florida Boulevard, Neptune Beach, FL         32266
      (Address principal executive offices)          (Zip Code)


Registrant's telephone number, including area code (904) 241-9798

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Item 2.01  Completion of Acquisition or Disposition of
Assets

On November 20, 2005, the Registrant completed the purchase of commercial real estate in Sylmar, California for $8.3 million. The purchase was funded using approximately $6.5 million in cash from the proceeds of the Registrant's previously announced asset sale plus the assumption of a loan on the property for $1.8 million with a variable interest rate equal to price. The lender is unaffiliated with the Registrant. The purchase was structured as a like kind exchange transaction under Section 1031 of the Internal Revenue Code. The Registrant projects that the completion of this transaction will allow the Registrant to defer approximately $1 million in income taxes that would have been due as a result of the Registrant's asset sale.

The property totals approximately 226,000 square feet and contains buildings totaling approximately 65,000 square feet. Two industrial tenants occupy the property and pay rental income of approximately $540,000 per year with scheduled increases during their respective lease terms. The Registrant plans to borrow against or refinance this property and use the cash proceeds to acquire an operating business or for other investment purposes. The property was acquired from 12460 Gladstone LLC, which is unaffiliated with the Registrant.

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Exhibit 99.01   Press release dated November 22, 2005
announcing the purchase of a property in Sylmar, California.




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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            EACO Corporation


Date:  November 22, 2005    By: /s/ Edward B. Alexander
                            Edward B. Alexander, President/
                            Chief Operating Officer

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